Exhibit 10(xiii)


                         SIXTH AMENDMENT
                               TO
                        CREDIT AGREEMENT
                     DATED NOVEMBER 20, 1990


          AMENDMENT dated as of May 23, 1996 (the "Sixth Amendment"), to the CREDIT AGREEMENT dated as of November 20, 1990, as amended from time to time (the "Credit Agreement") among ENVIRONMENTAL TECTONICS CORPORATION (the "Borrower"), THE CHASE MANHATTAN BANK, N.A., CHEMICAL BANK, AS AGENT FOR CHEMICAL BANKING CORPORATION, SUCCESSOR IN INTEREST TO CHEMICAL BANK NEW JERSEY, N.A. (collectively, the "Banks") and THE CHASE MANHATTAN BANK, N.A., as Agent (the "Agent").

          WHEREAS, the Borrowers, the Banks and the Agent are parties to the Credit Agreement (as defined above), which Credit Agreement has been amended by the First Amendment to Credit Agreement, dated as of November 13, 1992, an Amendment dated as of February 28, 1993, an Amendment dated as of September 15, 1994, a Fourth Amendment (dated as of July 12, 1995) to Credit Agreement dated November 20, 1990, and a Fifth Amendment (dated as of October 31, 1995) to Credit Agreement dated as of November 20, 1990 (the "Credit Agreement" being such agreement as so amended); and

          WHEREAS, the Borrower has requested the Banks and the Agent, to amend the Credit Agreement as provided herein, to inter alia, facilitate the Borrower's ability to comply with the terms and conditions of the Credit Agreement and the Banks and the Agent have consented to such amendment on the terms and subject to the conditions set forth herein and in the other documents entered into in connection herewith;

          NOW, THEREFORE, in consideration of the premises and under the authority of Section 5-1103 of the New York General
Obligations Law, the Borrower, the Banks and the Agent agree as follows:

          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

          2. Amendment. Effective as of the later of (i) the date hereof and (ii) the satisfaction of all conditions specified in Section 3 hereof, the Credit Agreement is amended as follows:

               2.1 The terms "this Agreement," "hereunder" and similar references in the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

               2.2  Section 1.01 of the Credit Agreement is
amended by changing the definitions of "Facility Documents,"
"Interest Coverage Ratio" and "Termination Date" to read, in their entirety, as follows:

               "Facility Documents" means this Agreement, the Notes, the Authorization Letter, the Security Agreement, the Mortgage, the Warrant Agreements, the Warrants and all other instruments and documents now or hereafter executed to evidence or secure, or otherwise in connection with, the Advances or the Letter of Credit, in each case as the same may be amended, modified, restated and/or replaced from time to time.

               "Interest Coverage Ratio" means Net Operating
Profit minus Capital Expenditures for the relevant period divided by the sum of interest expense plus Letter of Credit fees for the same period.

               "Termination Date" means the earlier of
(i) March 31, 1997 and (ii) the date upon which the Commitments are reduced to zero, provided, however, that if all amounts payable under this Agreement are declared due and payable upon an Event of Default pursuant to the provisions of Article 9, the Termination Date shall be the date upon which such amounts are declared due and payable.

               2.3  Section 1.01 of the Credit Agreement is
further amended by adding the following definitions at the appropriate places in the alphabetical order:

               "Additional Warrant Agreement" means a Warrant
Agreement substantially in the form of Exhibit A hereto, as the same may be amended, modified, restated and/or replaced from time to time.

               "Additional Warrants" means warrants issued pursuant to the Additional Warrant Agreement.

               "Applicable Percentage" has the meaning given to such term in Section 6.15.

               "Carl Marks" means The Carl Marks Consulting
Group, Co.

               "CCMC" means Chase Manhattan Capital Corporation, a New York Corporation.

               "Sixth Amendment" means the Amendment dated as of May 23, 1996 amending the terms of this Agreement.

               "Initial Warrant Agreement" means the Warrant
Agreement dated as of May 23, 1996 between the Borrower and CMCC, as the same may be amended, modified, restated and/or replaced from time to time.

               "Initial Warrants" means warrants issued pursuant to the Initial Warrant Agreement.

               "Monthly Project Cash Flow Report" means a monthly report of cash flow for each project, showing actual versus projected results, the projected results being those contained in the budget dated as February 23, 1996 for such project previously submitted to the Agent.

               "RTAF Contract" means, the Borrower's contract with the Royal Thai Air Force, as the same may be amended, restated, modified and/or replaced from time to time.

               "RTAF Contract Proceeds" means any amounts received by the Borrower (or any Subsidiary or Affiliate of the Borrower) pursuant to, or in connection with, the RTAF Contract, including, without limitation, any amounts received in respect of any letter of credit issued in connection with the RTAF Contract.

               "RTAF Contract Shortfall" has the meaning given such term in Section 2.08(e).

               "Warrant Agreements" means, collectively, the
Initial Warrant Agreement and the Additional Warrant Agreement.

               "Warrants" means warrants issued pursuant to the Warrant Agreement.

               2.4 Section 2.08(e) of the Credit Agreement is amended by adding the following to the end thereof:

               Last business day of     Amount
               Month of

               May, 1996                $150,000
               August, 1996             $150,000
               November, 1996           $150,000
                                        plus the lesser of
                                        (i) the RTAF Contract
                                        Proceeds received since
                                        the date of the Sixth
                                        Amendment and on or prior
                                        to the last business day
                                        of November, 1996 and
                                        (ii) $1,200,000

               February, 1997           $150,000
                                        plus the lesser of
                                        (i) the excess of the
                                        RTAF Contract Proceeds
                                        received since the date
                                        of the Sixth Amendment
                                        and on or prior to the
                                        last business day of
                                        February, 1997 over
                                        $1,200,000 and
                                        (ii) $300,000

          Notwithstanding the foregoing, in the event that either (x) during the period commencing on the date of the Sixth Amendment and ending on the last business day of November, 1996 the Borrower has received less than $1,200,000 of RTAF Contract Proceeds (causing the amount of the Commitment reduction on the last business day of November, 1996 to be less than $1,350,000), or (y) during the period commencing on the date of the Sixth Amendment and ending on the last business day of February, 1997, the Borrower has received less than $1,500,000 of RTAF Contract Proceeds (causing the amount of the Commitment reduction on the last business day of February, 1997 to be less than $450,000), the Commitment shall be reduced by the amount of any RTAF Contract Proceeds received on any date after the last business day in November, 1996, such reduction to take effect on the next succeeding business day following each date that such RTAF Contract Proceeds are received, provided, however, that the aggregate amount of all such Commitment reductions pursuant to this sentence shall not exceed the RTAF Contract Shortfall in effect at the time that any RTAF Contract Proceeds are received. As used herein, the term "RTAF Contract Shortfall" means, on or prior to the last business day of February, 1997, $1,200,000 minus the aggregate amount of RTAF Contract Proceeds received on or prior to the last business day of November, 1996 (if a positive number) and, after the last business day of February, 1997, $1,500,000 minus the aggregate amount of RTAF Contract Proceeds received on or prior to the last business day of February, 1997 (if a positive number). For purposes of this
          Section 2.08(e), a "business day" means a Banking
          Day.

               2.5  Section 6.08 of the Credit Agreement is
amended by deleting the word "and" at the end of subsection (j) and adding additional subsections (l) and (m) reading as follows:

               (l)  within 30 days after the end of each
                    fiscal quarter, projections of income
                    and cash flow and projected balance
                    sheet (collectively, "Projections") of
                    the Borrower and its Consolidated
                    Subsidiaries, for the next succeeding
                    four fiscal quarters, in each case
                    broken down by business segment, all in
                    a form reasonably satisfactory to the
                    Banks, such Projections to be
                    accompanied by a certificate of the
                    chief financial officer of the Borrower
                    to the effect that the Projections have
                    been prepared on the basis of sound
                    financial planning practice and that
                    such chief financial officer has no
                    reason to believe that they are
                    incorrect or misleading in any material
                    respect; and

               (m)  within 20 days after the end of August,
                    1996 and each calendar month thereafter,
                    (i) the balance sheet of the Borrower
                    and its Consolidated Subsidiaries,
                    together with statements of income and
                    cash flow for such month, all broken
                    down in the same manner as the
                    Projections and stating in comparative
                    form the respective figures for the
                    elapsed portion of the fiscal quarter
                    ending on the last day of such month and the most recent Projections for such quarter and (ii) Monthly Project Cash Flow Reports for each project for the most recently ended calendar month, such balance sheet, statements and Monthly Project Cash Flow Reports to be certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principals and consistency by the chief financial officer of the Borrower.

               2.6  Article 6 is amended by adding new Sections
6.15 and 6.16 reading as follows:

               Section 6.15  Delivery of Warrants.  On the
               Termination Date, the Borrower shall deliver
               Additional Warrants to the CMCC (or such other party as the Banks may direct) entitling CMCC (or such other party) to purchase shares of the Borrower's common stock in an aggregate amount equal to the Applicable Percentage (as defined below) of the outstanding shares of common stock of the Borrower (assuming exercise thereof of the Additional Warrants, any other Warrants previously issued, and any other warrants, stock options, conversion rights and any other rights to acquire or receive common stock of the Borrower and subject to the antidilution provisions set forth in the Additional Warrants) at an initial exercise price per share of common stock equal to the average trading price of the Borrower's common stock for the last 10 trading days prior to the Termination Date (as such price may be adjusted in accordance with the terms of the Additional Warrants) from the date of the issuance of such Additional Warrants until 5:00 p.m. on the April 1, 2002. As used herein, the Applicable Percentage shall mean the percentage opposite the range set forth in the right-hand column of the table below which accurately states, as of the close of business on the last Banking Day prior to the Termination Date, the sum of (x) the aggregate outstanding principal balance of the Loan plus (y) the aggregate face amount of all outstanding Letters of Credit.

               Outstanding Balance on             Percentage
               Day prior to Termination Date

               $5,000,000 or more                 3%
               $4,000,000-4,999,999               2%
               $3,000,000-3,999,999               1%
               $0-2,999,999                       0%.

               Section 6.16  Cooperation with Carl Marks.
               Cooperate with Carl Marks in order to enable
               Carl Marks to provide the Agent and the Banks with semi-annual reports assessing the Borrower's compliance with the recommendations set forth in the report prepared by Carl Marks dated October 12, 1995 (such cooperation to include the making available of books, records, officers, directors and independent accountants to Carl Marks on substantially the same terms upon which the same are to be made available to the Agent and the Banks pursuant to Section 6.07) and pay the fees and expenses of Carl Marks for the preparation of such semi-annual reports, provided, the Banks agree to request Carl Marks to submit all requests for information to the Borrower's chief financial officer and to use its best efforts to minimize the cost of its review.

               2.7  Section 8.02 is amended to read, in its
entirety, as follows:

               Section 8.02  Minimum Tangible Net Worth  The
               Borrower shall maintain a Consolidated
               Tangible Net Worth of not less than the
               following amounts through the following
               dates:

               Amount         Dates

               $6,145,000     February 24, 1996 - May 31, 1996;
               $6,266,000     June 1, 1996 - August 31, 1996;
               $6,473,000     September 1, 1996 - November 30,
                              1996;
               $6,686,000     December 1, 1996 and thereafter.

               2.8  Section 8.05 is amended to read, in its
entirety, as follows:

               Section 8.05  Interest Coverage Ratio  The
               Borrower shall maintain at all times an
               Interest Coverage Ratio of not less than the following ratio through the following dates:

               Ratio          Dates

               1.5       February 24, 1996 - May 31, 1996
               1.3       June 1, 1996 - August 31, 1996;
               1.3       September 1, 1996 - November 30, 1996;
               1.7       December 1, 1996 and thereafter."

               2.9  Section 8.06 is amended to read, in its
entirety, as follows:

               Section 8.06  Leverage Ratio  The Borrower
               shall maintain at all times a ratio of
               Consolidated Funded Debt to Consolidated
               Tangible Net Worth of not greater than the following ratio through the following dates:

               Ratio     Dates

               1.52      February 24, 1996 - May 31, 1996
               1.45      June 1, 1996 - August 31, 1996;
               1.39      September 1, 1996 - November 30, 1996;
               1.25      December 1, 1996 and thereafter.

               2.10 Section 11.03 is amended by adding the following sentence to the end thereof:

               Without derogation from the following, the Borrower shall reimburse the Agent and the Banks on demand for all reasonable costs, expenses, and charges (including, without limitation, fees and charges of external legal counsel for the Agent and each Bank and costs allocated by their respective internal legal departments) incurred by the Agent or the Banks in connection with the preparation, negotiation, performance or enforcement of the Sixth Amendment, the Warrant Agreement or the Warrants.

          3. Conditions to Effectiveness. This Sixth Amendment shall not become effective except upon the fulfillment of each of the conditions set forth in Sections 3.1 through 3.5 inclusive and the Banks (or, in the case of Section 3.2, CMCC) shall have additionally received all the documents and payments described below, each document being in form and substance reasonably satisfactory to the Bank and their counsel.

               3.1 Receipt of Counterparts. Signed counterparts of this Sixth Amendment from the Borrower and each of the Banks.

               3.2 Initial Warrant Agreements, Initial Warrants. Fully executed copies of the Initial Warrant Agreement, together with Initial Warrants entitling the Banks to purchase 100,000 shares of the Borrower's common stock, at an initial exercise price per share equal to the average trading price of the Borrower's common stock for the last 10 trading days prior to the date upon which all of the conditions set forth in Sections 3.1 through 3.5 inclusive have been met, from the date of the issuance of such Initial Warrants until 5:00 p.m. on the date that is 5 years after the date upon which all such conditions have been met.

               3.3  Resolutions.  Certified copies of the
resolutions of the Board of Directors of the Borrower, authorizing and consenting to the Sixth Amendment.

               3.4 Opinion of Counsel. An opinion of counsel to the Borrower in respect of this Sixth Amendment in form and substance satisfactory to the Agent and the Banks.

               3.5 Payment of Expenses. Payment in immediately available funds of the costs, expenses and charges (including, without limitation, fees and charges of external legal counsel for the Agent and each Bank and costs allocated by their respective internal legal departments) incurred by the Agent and the Banks in connection with the preparation and negotiation of the Sixth Amendment, the Warrant Agreements and the Warrants, provided, however, that the making of payment for costs, expenses and charges invoiced prior to the effective date of the Sixth Amendment shall not excuse the Borrower from its obligation under the Credit Agreement to reimburse the Agent and the Banks for amounts invoiced subsequent to such effective date.

          4. Representations and Warranties. The Borrower represents and warrants, with respect to itself and its subsidiaries, to the Agent and each Bank, as of the date hereof, that:

               4.1 The Borrower is indebted to the Banks, the outstanding amount of Letters of Credit issued pursuant to the Credit Agreement is $189,994.20 as of the date of the execution of this Sixth Amendment and the outstanding principal amount of the Loan is $7,313,929.14 as of the date of execution of this Sixth Amendment, and interest is continuing to accrue on unpaid principal, together with other fees, costs, and expenses incurred and to be incurred by the Banks;

               4.2 The Facility Documents are in full force and effect, were duly executed by the parties hereto, constitute legal, valid and binding agreements and obligations of the parties thereto, are enforceable in accordance with their respective terms against the parties thereto and are hereby reaffirmed and ratified, as modified by this Sixth Amendment;

               4.3 The execution, delivery and performance of this Sixth Amendment are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate action. This Sixth Amendment has been duly executed by the Borrower and constitutes a legal, valid and binding agreement and obligation of the Borrower, enforceable against the Borrower in accordance with its terms;

               4.4  The Borrower has, to the best of its
knowledge, no defense, counterclaim, offset, cross-claim, claim or demand of any kind or nature whatsoever which can be asserted to reduce or eliminate all or any part of its liability to repay the Loan, to pay reimbursement obligations with respect to the Letters of Credit or to pay any other amounts outstanding under the Credit Agreement; all of which amounts (immediately prior to the effectiveness hereof) are in default and remain due, owing and unpaid and in any event all defenses, counterclaims, offsets, cross-claims, claims and demands are released under Section 5.1;

               4.5 The security interests and Liens granted to the Agent for the benefit of the Banks pursuant to the Security Agreement and the Mortgage are valid, in existence, attached, duly perfected and not subject to any pending dispute or direct or indirect challenge or attack or, to the knowledge of the Borrower, any threatened dispute or direct or indirect challenge or attack by any party other than the Borrower, and the grant of such security interests and Liens to the Agent for the benefit of the Banks is hereby reaffirmed;

               4.6  The Borrower has no Material Subsidiaries;

               4.7 Nothing but full and complete performance of all the obligations under the Facility Documents and payment of the Loan, reimbursement obligations with respect to all Letters of Credit, and all other amounts payable under the Facility Documents in full, shall (subject to the terms of the Facility Documents) satisfy and discharge the Borrower's liability to the Banks under the Facility Documents; and

               4.8 The representations contained in Article 5 of the Credit Agreement and Article 2 of the Security Agreement are true and correct as of the date hereof and no Default or Event of Default exists as of the date hereof.

          5.   Release and Indemnification.

               5.1 The Borrower on behalf of itself and its successors and assigns, hereby forever and irrevocably releases the Agent and each Bank, and their respective officers, directors, representatives, agents, attorneys, employees, affiliates, subsidiaries, successors and assigns, from any and all claims, demands, suits, cross-claims, causes of action, assertions, liabilities, debts, defenses, counterclaims or offsets of any kind or nature whatsoever existing on the date hereof, whether known or unknown, pertaining to, connected with or arising out of the Credit Agreement, any amendment thereto (including, without limitation, this Sixth Amendment), the transactions described in the Credit Agreement and/or any amendment thereto (including, without limitation, this Sixth Amendment), the Facility Documents, or any document, instrument or agreement entered into in connection therewith or herewith or referred to therein or herein or any other obligation of the Borrower to the Agent or any Bank or any of their respective affiliates (collectively, "Claims").

               5.2  The Borrower further agrees to defend,
protect, indemnify, and hold harmless the Agent, the Banks, each of their Affiliates and each of the respective officers, directors, employees, agents, attorneys and consultants (collectively called the "Indemnitees") of the Agent, the Banks and their Affiliates from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees, whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equity, or on contract or otherwise, including any liability and costs under federal, state or local environmental, health or safety laws, regulations, or common law principles, arising from or in connection with any Claims.

               5.3 The Borrower further agrees that in the event that the Borrower is the subject of any insolvency, bankruptcy, receivership, dissolution, reorganization or similar proceeding, federal or state, voluntary or involuntary, under any present or future law or act, the Agent and the Banks shall be entitled to the automatic and absolute lifting of any automatic stay as to the enforcement of their rights and remedies under the Facility Documents, including, specifically, but not limited to, the stay imposed by Section 362 of the United States Bankruptcy Code, as amended, and the Borrower hereby consents to the immediate lifting of any such automatic stay, and will not contest any motion by the Agent or any of the Banks to lift such stay.

               5.4 The Borrower acknowledges that it has been advised by counsel with respect to the Credit Agreement
(including all prior amendments) and this Sixth Amendment and the release and indemnity contained herein.

          6. Waiver of Certain Defaults. The Banks and the Agent hereby waive any non-compliance by the Borrower prior to November 24, 1995 with Sections 8.01 and 8.05 of the Credit Agreement. This waiver shall not extend to any failure of the Borrower to comply with such Sections at any time on or after November 24, 1995. The Banks and the Agent also hereby waive any non-compliance by the Borrower prior to February 24, 1996 with Sections 8.02 and 8.05 of the Credit Agreement. This waiver shall not extend to any failure of the Borrower to comply with such Sections at any time on or after February 24, 1995.

          7.   Effect on Loan Documents.

               7.1 Except as expressly amended above, the terms and conditions of the Credit Agreement and the other Facility Documents shall remain in full force and in effect and are hereby ratified and confirmed. Although counsel for the Agent has prepared the Credit Agreement and this Sixth Amendment, the Borrower waives any right to require that any ambiguity or question about the terms thereof or hereof be construed against the Agent or the Banks.

               7.2 Except as expressly provided in this Sixth Amendment, nothing contained herein shall constitute a waiver, release or modification of any Event of Default or of the Agent's or the Banks' rights and remedies under, or any of the terms and conditions of, the Facility Documents. The Agent and the Banks expressly reserve all of their rights and remedies under the Facility Documents.

               7.3 GOVERNING LAW. THIS SIXTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS-OF-LAW RULES WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

          8.   WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY
WAIVE ANY RIGHT TO A JURY TRIAL FOR ANY CONTROVERSY ARISING OUT
OF OR PERTAINING TO THIS SIXTH AMENDMENT, THE FACILITY DOCUMENTS,
OR ANY TRANSACTION DESCRIBED HEREIN OR THEREIN.

          9.   Headings.  Section headings in this Sixth
Amendment are included herein for convenience of reference only and shall not constitute a part of this Sixth Amendment for any other purpose.

          10. Execution in Counterparts. This Sixth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Execution and delivery of this Sixth Amendment by facsimile shall be as effective as physical delivery of a manually executed counterpart.

          IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed as of the day and year first above written.

                              ENVIRONMENTAL TECTONICS CORPORATION

                              By:________________________________
                              Name:
                              Title:



                              THE CHASE MANHATTAN BANK, N.A., as
                              Agent

                              By:________________________________
                              Name:
                              Title:


                              THE CHASE MANHATTAN BANK, N.A.

                              By:________________________________
                              Name:
                              Title:



                              CHEMICAL BANK, AS AGENT FOR
                              CHEMICAL BANKING CORPORATION,
                              SUCCESSOR IN INTEREST TO CHEMICAL
                              BANK NEW JERSEY, N.A.

                              By:________________________________
                              Name:
                              Title: